Exhibit 99.1

                                                        For Information
                                                        Brent A. Collins
                                                        303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES AGREEMENT TO DIVEST
NON-STRATEGIC ASSET PACKAGE FOR $140 MILLION

DENVER, December 11, 2007– St. Mary Land & Exploration Company (NYSE: SM) today announces that it has entered into an agreement with a wholly-owned subsidiary of Abraxas Energy Partners, L.P. to sell its previously announced divestiture package of certain non-strategic oil and gas properties for $140 million in cash.  The package was marketed by Albrecht & Associates, Inc.

Tony Best, President and CEO, commented, “We are pleased to announce this divestiture of non-strategic assets.  The transaction helps rationalize our portfolio, while allowing us to focus our resources on projects with more growth potential.  We are utilizing a tax-advantaged exchange structure which improves the economics of the transaction by allowing us to defer the gain on the sale of these properties.  The proceeds from the sale will be used to pay down bank borrowings and will further strengthen our balance sheet.”

The properties being sold are located primarily in the Rocky Mountain and Mid-Continent regions.  Current production from the properties is approximately 12.3 MMCFED, of which 46 percent is natural gas.  The transaction has an effective date of December 1, 2007, and is anticipated to close on January 31, 2008, subject to customary closing conditions.  The sale proceeds will be adjusted by closing adjustments for the period between the effective date and closing date.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws.  The words “will,” “anticipate,” and similar expressions are intended to identify forward looking statements.  Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct.  These statements involve known and unknown risks, including the pending nature of the announced divestiture of non-core oil and gas properties as well as the ability to complete the transaction, the uncertain nature of the expected benefits from the divestiture of oil and gas properties and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-22
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